EMPLOYMENT AGREEMENT


This Agreement made this _____ day of May 2001, by and between EhomeOne.com, Inc., a Nevada corporation (Company), and Robert A. Blair (Employee).

  Duties. The Company hereby employs Employee as Chief Executive Officer and President of the Company, his powers and duties to include complete oversight on all day to day activities and future growth of the Company. During the term of this Agreement, Employee shall also serve as a member of the Board of Directors.

  Compensation.. The Company shall pay to Employee as full compensation for services rendered to the Company hereunder, a salary of $120,000 per year, payable bi-weekly. If, during the term of this Agreement, Employee is absent from employment because of illness, or any other incapacity, for more than four weeks in the aggregate in any one year, the Company shall not be obligated to pay him any compensation for any period of absence that exceeds four weeks in that year. Employee to receive a cash bonus of $25,000 each and every time the Company generates $1,000,000 in gross revenues.

  Term. The term of employment shall be three years, effective June 1, 2001, and will be automatically renewable in one year increments, unless notification in writing is received by Employee sixty days before expiration of any such term. Additionally, the term is subject to the following conditions:

    The Company may, without cause, terminate this Agreement at any time by giving thirty days notice to Employee. In that event, the Company shall pay to Employee his compensation up to the date of termination, plus any additional compensation remaining for the term of this Agreement. Such additional compensation shall be paid within thirty days of the giving of said notice in the form of certified funds or wire transfer.

    Employee may terminate this Agreement, at any time, by giving thirty days notice to the Company. In that event, the Company shall pay Employee his compensation up to the day of termination.

  Reimbursement of Expenses. Employee may incur reasonable expenses for promoting and overseeing the Companies business, including expenses for entertainment, travel, cellular phone, and similar items. Company will reimburse Employee for all business expenses after Employee presents an itemized account of his expenditures, together with receipts. Such expenses shall be paid within thirty days of substantiated receipts and expense reports.

  Vacations. Employee is entitled to an annual vacation of two weeks at full pay. If Employee does not use all his vacation time in any one year, the unused portion can be carried into subsequent years.

  Medical Insurance. Effective July 1, 2001, Company shall provide or reimburse Employee for the costs of medical insurance for Employee and his dependents.

  Signing Bonus. As an inducement to enter into this Agreement, and in recognition of past services performed on behalf of the Company, Employee shall receive $30,000 within 180 days of the date of this Agreement.

  Common Stock. As an inducement to enter into this Agreement, and in recognition of past services performed on behalf of the Company, Employee shall be awarded 750,000 shares of common stock of the Company. Such stock shall be issued to Employee within 10 days of the date hereof. Such stock shall be restricted pursuant Rule 144 of the Securities and Exchange Commission. If the Company over the first 24 months of this Agreement exceeds 10 million dollars in cash revenues, Employee will earn a additional 250,000 shares of common stock. Said stock shall be restricted pursuant rule 144 of the Securities and Exchange commission

  Notices. Any and all notices required under this Agreement shall be sent by either certified mail, return receipt requested, or by overnight courier to the addresses specified below, or any subsequent addresses provided, as follows:

To Company:                               To Employee
255 S. Orange Ave., Suite 600             431 E. Central Blvd. Apt 903
Orlando, FL 32801                         Orlando, FL 32801

  Back Pay. It is understood and agreed that Employee, as of May 4, 2001, is owed back pay from Company in the amount of $20,510.00. This amount may be increased depending upon the amounts received by Employee for his usual and customary salary during May, 2001. Employee to receive said back pay owed on or before October 1, 2001.

  Entire Agreement. This Agreement contains the entire Agreement and supersedes all prior agreements and understandings. This Agreement applies to all successors or affiliates of the Company, and may only be changed by an agreement in writing signed by the party against whom any amendment or modification is sought.

  Attorneys Fees. In any action arising out of or relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys fees.

In witness whereof, the parties have entered into this Agreement on the date and year first above written.

Ehomeone.com,Inc
_________________________
____________________
By:______________________                     Robert A. Blair
Title: ____________________